EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our Firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of ADC Telecommunications, Inc. for the registration of 100,000 shares of its common stock and to the incorporation by reference therein of our reports dated December 18, 2008, with respect to the consolidated financial statements and schedule of ADC Telecommunications, Inc. and the effectiveness of internal control over financial reporting of ADC Telecommunications, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
December 18, 2008